EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
Phone: (610) 359-6903
Fax: (610) 359-6908

ALLIANCE BANCORP, INC. OF PENNSYLVANIA
ANNOUNCES AGREEMENT WITH PL CAPITAL, LLC AND OTHERS

Broomall, Pennsylvania. February 19, 2014 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market: ALLB), the holding company for Alliance Bank (the “Bank”), and PL Capital, LLC, ScurlyDog Capital, LLC, certain affiliated entities and others (collectively, the “PL Capital Parties”) announced that they have entered into a Standstill Agreement pursuant to which, among other things, the Company has agreed to appoint Howard Henick to the Company’s Board of Directors. Mr. Richard J. Lashley, a principal of PL Capital, LLC, had previously provided the Company with notice of his intent to nominate Mr. Henick as a candidate for election to the Company’s Board of Directors at the Company’s 2014 Annual Meeting of Shareholders.  Mr. Henick will, subject to the terms of the agreement, be added to the Boards of Directors of the Company and the Bank on March 19, 2014 and will be nominated by the Company’s Board of Directors for a three-year term for election as a director of the Company at the 2014 Annual Meeting of Shareholders to be held in April 2014.

During the term of the agreement, which is scheduled to continue through the later of the date of the Company’s Annual Meeting of Shareholders in 2015 or the last day Mr. Henick (or any substitute nominee) serves as a director of the Company or the Bank, the PL Capital Parties and Mr. Henick will not, among other things, solicit proxies in opposition to any recommendations or proposals of the Company’s Board of Directors, initiate or solicit shareholder proposals or seek to place any additional representatives on the Company’s Board of Directors other than Mr. Henick (or his alternate if he does not stand for election and any replacement director), oppose any proposal or director nomination submitted by the Board of Directors to the Company’s shareholders, vote for any nominee to the Company’s Board of Directors other than those nominated or supported by the Board of Directors, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank (although nothing in the Agreement will prevent Mr. Henick from expressing his views to other members of the Board at duly convened meetings of the Boards of Directors), propose or seek to effect a merger or sale of the Company or initiate litigation against the Company.

PL Capital, LLC, an investment firm based in Naperville, Illinois that invests in community banks and thrifts, is one of the Company’s largest institutional shareholders.  Mr. Henick has extensive financial experience and is an equity portfolio manager at ScurlyDog Capital, LLC, a New Jersey state-registered investment advisor specializing in community bank and thrift equities.

Dennis D. Cirucci, the Company’s President and Chief Executive Officer, said “We carefully considered the materials submitted by the PL Capital Parties and Mr. Henick and believe that Mr. Henick is well qualified to serve as a director and it is in the best interests of the Company and its shareholders to reach this agreement with the PL Capital Parties.  This agreement will permit us to focus on the Company’s financial performance and profitability and continue to maximize value to our shareholders.”

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates eight full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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